Exhibit 10.11

March 26, 2025
Rafe Colburn
(delivered via DocuSign)

Dear Rafe:

We are pleased to confirm your promotion to the position of Chief Technology Officer (“CTO”) of Etsy, Inc. (“Etsy”) effective May 5, 2025 (the “Effective Date”). You will report to Josh Silverman, Chief Executive Officer, and you will be assigned to work from Etsy’s Brooklyn, NY office. Your base pay will be $450,000 per year, paid in accordance with Etsy’s normal payroll practices, and you will continue to be eligible for the benefits that Etsy provides to full-time employees.

You will continue to participate in Etsy’s Management Cash Incentive Plan. Beginning May 5, 2025, your target annual bonus will be 80% of your base salary earned during the performance period, which currently follows a calendar year (January 1 to December 31) cycle, with a bonus structure as follows: 70% of the bonus target will be based on Etsy performance, while 30% of the bonus target will be based on individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan (MCIP) and the applicable participation notice. Generally, awards (if any) are paid within two and a half months after the end of a calendar year.

Etsy will also propose that you receive equity awards on June 1, 2025 with an aggregate fair value at the time of the grant equal to approximately $7,000,000 (collectively, the “Promotion Grant”). The Promotion Grant and related terms below are subject to the approval of Etsy’s Compensation Committee.

Seventy percent (70%) of the Promotion Grant will be in the form of Restricted Stock Units (which we refer to as RSUs). The RSUs will “vest” (or convert into shares of Etsy’s common stock) in sixteen (16) equal quarterly installments over a four year term if you remain continuously employed with Etsy or one of its subsidiaries through each applicable vesting date.

Thirty percent (30%) of the Promotion Grant will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that are consistent with the terms of the PSUs included in the form of PSU agreement for the 2025 Etsy ET annual grants.

Your equity awards will be subject to the terms and conditions of Etsy’s 2024 Equity Incentive Plan and your award agreements, which will also specify your vesting dates, and will govern and control the Promotion Grant in all respects. There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You will continue to participate in the Etsy, Inc. Executive Severance Plan (Amended and Restated, effective as of January 1, 2019) (the “Executive Severance Plan”).

The Executive Severance Plan and your participation notice will govern and control your eligibility for severance benefits in all respects.

You understand and acknowledge that all other terms and conditions of your employment, including but not limited to those in your Offer Letter dated November 15, 2011, will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

One more thing: Etsy did not use DocuSign when you were hired back in 2011, and we no longer have a copy of the Proprietary Inventions and Information Agreement (PIIA) that you would have signed at the same time as your Offer Letter. In connection with your promotion to CTO, please also sign the enclosed Confidentiality and Prior Inventions Agreement (CPIA), which is the updated form of the old PIIA.

We are excited that you are taking on this new opportunity and continuing your career at Etsy.

Congratulations and best of luck!

Very truly yours,

Josh Silverman
Chief Executive Officer
Etsy, Inc.
…………………………………………………………………………………………………

I have read and accept the details of the internal transfer:

Name: Rafe Colburn

Signature: /s/ Rafe Colburn

Date: 5/30/2025